Exhibit 99(a)(1)(A)

OFFER TO PURCHASE FOR CASH
BY MONROE CAPITAL INCOME PLUS CORPORATION
SHARES OF COMMON STOCK
REPRESENTING UP TO 5%

OF THE NUMBER OF THE COMPANY’S OUTSTANDING SHARES

AT A PURCHASE PRICE EQUAL TO THE PER SHARE PRICE OF THE COMMON STOCK

AS OF THE MOST RECENT CLOSING DATE

THE OFFER WILL EXPIRE AT 11:59 P.M., EASTERN TIME, ON

FEBRUARY 27, 2026, UNLESS THE OFFER IS EXTENDED.

To the Shareholders of Monroe Capital Income Plus Corporation:

Monroe Capital Income Plus Corporation, an externally-managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the U.S. Investment Company Act of 1940, as amended (“1940 Act”), and is incorporated in Maryland (the “Company,” “our,” “we,” or “us”) is offering to purchase up to 14,333,861 shares of our issued and outstanding common stock, par value $0.001 per share (“Common Stock”). This amount represents approximately 5.0% of the Company’s Common Stock outstanding as of December 31, 2025. The term “Shares” as used herein refers only to those shares of Common Stock that are eligible to be repurchased. The purpose of this Offer to Purchase is to provide shareholders with the potential for a measure of liquidity, since there otherwise is no public market for our Common Stock. See Section 2 below. The Company is offering to purchase the Shares at a price per Share equal to the per share price of the Common Stock sold by the Company in the most recent closing of the Company’s private offering of Common Stock that occurs prior to the Expiration Date (the “Purchase Price”), which is expected to occur on or about February 2, 2026 (the “Closing Date”), and is made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer will expire at 11:59 P.M., Eastern Time, on February 27, 2026 (the “Expiration Date”), unless extended.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OR AMOUNTOF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 3 BELOW.

IMPORTANT INFORMATION

Shareholders who desire to tender their Shares should properly complete and sign the Letter of Transmittal, including any required signature guarantee(s), and e-mail, mail or deliver it and any other documents required by the Letter of Transmittal. The Company reserves the absolute right to reject tenders determined not to be in appropriate form, subject to the rights of tendering shareholders to challenge the Company’s determination in a court of competent jurisdiction.

IF YOU DO NOT WISH TO TENDER YOUR SHARES, YOU NEED NOT TAKE ANY ACTION.

NEITHER THE COMPANY, ITS BOARD OF DIRECTORS (THE “BOARD”) NOR MONROE CAPITAL BDC ADVISORS, LLC (THE “ADVISER”) MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY, ITS BOARD OR THE ADVISER AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED HEREIN OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ITS BOARD OR THE ADVISER. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES.

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Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory authority has approved or disapproved of these transactions or determined if the information contained herein is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Offer to Purchase is January 29, 2026.

The Offer does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstance or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Offer materials shall not under any circumstances create any implication that the information contained therein is current as of any time subsequent to the date of such information.

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SUMMARY TERM SHEET
(Section references are to this Offer to Purchase)

This Summary Term Sheet highlights the material information concerning this Offer. For a more complete discussion of the terms and conditions of the Offer, you should read carefully the entire Offer to Purchase and the related Letter of Transmittal, which will be mailed to shareholders on or before February 9, 2026.

What is the Offer?

•	We are offering to purchase up to 14,333,861 Shares. This amount represents approximately 5.0% of the Company’s Common Stock outstanding as of December 31, 2025. The Company is offering to purchase the Shares at a price per Share equal to the per share price of the Common Stock sold by the Company in the most recent closing of the Company’s private offering of Common Stock that occurs prior to the Expiration Date (the “Purchase Price”), which is expected to occur on or about February 2, 2026 (the “Closing Date”), and is made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together with any amendments or supplements thereto, collectively constitute the “Offer”). The term “Shares” as used herein, refers only to those shares of the Common Stock that are eligible to be repurchased.

Why is the Company making the tender offer?

•	The Offer is designed to provide our shareholders with the potential for a measure of liquidity since there is no public market for the Shares. The Offer is for cash at a price per share equal to the Purchase Price. This repurchase offer is being made at the discretion of the Board and subject to applicable law, including Section 23(c) of the 1940 Act and Rule 13e-4 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Subject to the Board’s discretion, we intend to conduct quarterly tender offers in accordance with the requirements of Rule 13e-4 under the Exchange Act and the 1940 Act. The Board has complete discretion to determine whether we will engage in any share repurchase and, if so, the terms of such repurchase. See Section 2 below.

When will the Offer expire, and may the Offer be extended?

•	The Offer will expire at 11:59 P.M., Eastern Time, on February 27, 2026, unless extended. We may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than the next business day after the Offer otherwise would have expired. See Section 15 below.

How is the Purchase Price Determined?

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The Purchase Price will reflect the per share price of the Common Stock sold by the Company on the Closing Date, and is made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together with any amendments or supplements thereto, collectively constitute the “Offer”), which is expected to occur on or about February 2, 2026. The purchase price for the shares of common stock sold in the Company’s private offering is the per share net asset value of the Company’s common stock on the closing date of the offering as determined by the Adviser as the Company’s valuation designee appointed by the Board. The Adviser determines the fair value of each investment in the Company’s portfolio in good faith, in accordance with a documented valuation policy and a consistently applied valuation process that is subject to Board oversight.

What was the most recent offering price per share of the Company’s Common Stock?

•	On January 2, 2026, the Company held a closing of its private offering, and issued an aggregate of 4,690,159 shares of its Common Stock at a price per share of $9.87 pursuant to such closing for an aggregate offering price of $46,291,871.

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Are there conditions to the Offer?

•	Yes. Our obligation to accept for payment and pay for the Shares in the Offer is subject to a number of conditions that must be satisfied or waived (to the extent permitted by law) on or prior to the expiration of the Offer. See Section 3 below for a more complete description of the conditions to the Offer.

Additionally, if the amount of repurchase requests exceeds the number of Shares we seek to repurchase, we may, in our sole discretion, either accept the additional duly tendered Shares permitted to be accepted pursuant to Rule 13e-4(f)(1)(ii) under the Exchange Act or repurchase Shares on a pro rata basis in accordance with the number of Shares tendered by each shareholder (and not timely withdrawn).

Are my shares of Common Stock of the Company eligible to be repurchased pursuant to the Offer?

•	If you purchased your Shares before January 29, 2025, your Shares are eligible to be repurchased pursuant to the Offer.

•	If you purchased your Shares on or after January 29, 2025, your Shares are ineligible to be repurchased pursuant to the Offer because they are subject to the one-year lock-up period pursuant to the subscription agreement that you entered when you purchased your shares.

How do I tender my Shares?

•	Once you receive the Offer materials, which consist of the Offer to Purchase, the related Letter of Transmittal and any amendments or supplements thereto, you should read them carefully and, if you should decide to tender, complete and submit a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by us at the e-mail address or one of the mailing addresses listed on page 10, in proper form, before 11:59 P.M., Eastern Time, on February 27, 2026 (unless the Offer is extended by us, in which case the new deadline will be as stated in the public announcement of the extension). See Section 4 below.

Is there any cost to tender?

•	There is no cost charged by us in connection with this Offer. See the Letter of Transmittal.

May I withdraw my Shares after I have tendered them and, if so, by when?

•	Yes, you may withdraw your Shares at any time prior to the expiration of the Offer (including any extension period) by submitting a Notice of Withdrawal to us at the e-mail address or one of the mailing addresses listed on page 10, which must be received by us prior to the expiration of the Offer (including any extension period). In addition, you may withdraw your tendered Shares at any time after March 27, 2026 (which is forty (40) business days after the commencement of the Offer), if they have not been accepted for payment by that date. See Section 5 below.

How do I withdraw tendered Shares?

•	A Notice of Withdrawal of tendered Shares, which specifies the name of the shareholder that tendered the Shares, the number or amount of Shares, as applicable, being withdrawn and other information, must be received by us prior to the expiration of the Offer (including any extension period). See Section 5 below and the Form of Notice of Withdrawal which accompanies this Offer as Exhibit 99(a)(1)(C).

May I place any conditions on my tender of Shares?

•	No.

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Is there a limit on the number or amount of Shares I may tender?

•	No.

What if more than the number of Shares offered for repurchase are tendered (and not timely withdrawn)?

•	We may, in our sole discretion, either accept the additional duly tendered Shares permitted to be accepted pursuant to Rule 13e-4(f)(1)(ii) under the Exchange Act, or repurchase Shares from tendering shareholders on a pro rata basis in accordance with the Shares tendered by each shareholder (and not timely withdrawn).

If I decide not to tender, how will the Offer affect the Shares I hold?

•	If Shares are tendered pursuant to the Offer, your percentage ownership interest in the Company will increase after completion of the Offer. If no Shares are tendered pursuant to the Offer, your percentage ownership in the Company will not be affected as a result of the Offer. See Section 10 below.

Does the Company have the financial resources to make payment for Shares tendered in the Offer?

•	Yes. See Section 7 below.

If the Company accepts the Shares I tender, when will payment be made?

•	Payment for properly tendered Shares (which are not timely withdrawn) will be made promptly following expiration of the Offer. See Section 6 below.

What is the accounting treatment of the Offer?

•	The purchase of Shares pursuant to the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate Purchase Price of the Shares we purchase and a corresponding increase in liabilities and/or reduction in total cash and cash equivalents depending on the source of funding. See Section 10 below.

Is my sale of Shares in the Offer a taxable transaction?

•	For most shareholders, yes. We anticipate that U.S. Shareholders (defined in Section 13 below), other than those who are tax-exempt, who sell Shares in the Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the Shares sold and their adjusted tax basis in the Shares. The sale date for tax purposes will be the date we accept Shares for purchase. See Section 13 below for details, including the nature of the income or loss and the possibility of other tax treatment. Section 13 also discusses the treatment of Non-U.S. Shareholders (defined in Section 13 below). Please consult your tax advisor for details regarding your specific tax treatment and obligations.

Is the Company required to complete the Offer and purchase all Shares tendered, assuming the total Shares tendered are less than the total Shares offered?

•	Under most circumstances, yes. There are certain circumstances, however, in which we will not be required to purchase any Shares tendered, as described in Section 3 below.

Is there any reason Shares tendered would not be accepted?

•	In addition to those circumstances described in Section 3 in which the Company is not required to accept tendered Shares, we have reserved the right to reject any and all tenders determined by us not to be in appropriate form, subject to the rights of tendering shareholders to challenge the Company’s determination in a court of competent jurisdiction. For example, tenders will be rejected if the tender does not include original signature(s) or the original of any required signature guarantee(s).

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How will tendered Shares be accepted for payment?

•	Properly tendered Shares will be accepted for payment promptly following expiration of the Offer. See Section 6 below.

Do I need to take any action if I decide not to tender my Shares?

•	No.

Does management encourage shareholders to participate in the Offer, and will they participate in the Offer?

•	No. Neither we nor our Board nor the Adviser is making any recommendation to tender or to not tender Shares in the Offer. No other person has been authorized to make any recommendation on behalf of the Company, our Board or the Adviser as to whether shareholders should tender or refrain from tendering Shares pursuant to this offer, or to make any representation or give any information in connection with this Offer other than that which is contained herein or in the accompanying Letter of Transmittal. If made or given, any such recommendation must not be relied upon as having been authorized by the Company, our Board or the Adviser. Shareholders should consult their own investment and tax advisers and make their own decisions regarding whether to tender or refrain from tendering their Shares. None of our directors or executive officers and none of the Adviser’s executive officers will tender any of their Shares in the Offer. See Section 1 below.

How do I obtain information?

•	Questions and requests for assistance or requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other Offer documents should be directed to Monroe Capital Income Plus Corporation as follows:

If using e-mail:	MCIP@ultimusfundsolutions.com
If using overnight mail:	If using standard mail:

Monroe Capital Income Plus Corporation c/o Ultimus Fund Solutions 225 Pictoria Dr, Suite 450 Cincinnati, OH 45252	Monroe Capital Income Plus Corporation c/o Ultimus Fund Solutions PO Box 46707 Cincinnati, OH 45252

Telephone:	Toll free 855-700-7970

The Letter of Transmittal should be sent to the Company as follows:

If using e-mail:	MCIP@ultimusfundsolutions.com
If using overnight mail:	If using standard mail:

Monroe Capital Income Plus Corporation c/o Ultimus Fund Solutions 225 Pictoria Dr, Suite 450 Cincinnati, OH 45252	Monroe Capital Income Plus Corporation c/o Ultimus Fund Solutions PO Box 46707 Cincinnati, OH 45252

Telephone:	Toll free 855-700-7970

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1.	Purchase Price; Number of Shares; Expiration Date.

Monroe Capital Income Plus Corporation, an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the 1940 Act, and that is incorporated in Maryland is offering to purchase up to 14,333,861 Shares. This amount represents approximately 5.0% of the Company’s Shares outstanding as of December 31, 2025. The purpose of the Offer is to provide shareholders with the potential for a measure of liquidity since there is otherwise no public market for our Common Stock. See Section 2 below. The Offer is for a price per Share equal to the Purchase Price. You will not receive interest on the Purchase Price under any circumstances.

If more than the number of Shares offered for repurchase are duly tendered pursuant to the Offer (and not withdrawn, as provided in Section 5 below), we may, in our sole discretion, either accept the additional tendered Shares permitted to be accepted pursuant to Rule 13e-4(f)(1)(ii) under the Exchange Act, or repurchase Shares on a pro rata basis, in accordance with the number of Shares duly tendered by or on behalf of each shareholder (and not so withdrawn). As a result, we may repurchase less than the full amount of Shares that you request to have repurchased.

As of December 31, 2025, there were approximately 286,677,222 shares of Common Stock issued and outstanding.

The Offer will remain open until 11:59 P.M., Eastern Time, on February 27, 2026 (the “Expiration Date”), unless and until we, in our discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer remains open, the term “Expiration Date” will refer to the latest time and date at which the Offer expires. See Section 14 below for a description of our rights to extend, delay, terminate and/or amend the Offer.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) we increase or decrease the price to be paid for Shares, or we increase or decrease the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended at least until the expiration of such period of ten (10) business days. In addition, to the extent the methodology by which we determine the Purchase Price changes following the date tender offer materials were provided to you, we will extend the Offer by at least ten (10) business days.

A “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, Eastern Time.

In the judgment of our Board, including the independent directors, the Offer is in the best interests of our shareholders and does not violate applicable law. Under the Maryland General Corporation Law, a Maryland corporation may not make a distribution to shareholders, including pursuant to a repurchase program, if, after giving effect to the distribution, (i) the corporation would not be able to pay its indebtedness in the ordinary course or (ii) the corporation’s total assets would be less than its total liabilities plus preferential amounts payable on dissolution with respect to preferred stock.

The Board may also consider the following factors, among others, in making its determination regarding whether to cause us to offer to repurchase Shares and under what terms:

•	the effect of such repurchases on our intended qualification as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) (including the consequences of any necessary asset sales);
•	the liquidity of our assets (including fees and costs associated with disposing of assets);

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•	our investment plans and working capital requirements;
•	the relative economies of scale with respect to our size;
•	our history in repurchasing Shares or portions thereof; and
•	the condition of the securities markets.

The Board has approved this Offer. The Board recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and shareholders should consult with their personal advisors if they have questions about their specific financial or tax situation. As a result, neither we, our Board nor our Adviser are expressing any opinion as to whether a shareholder should accept or reject this Offer. No other person has been authorized to make any recommendation on our, our Board’s or the Adviser’s behalves as to whether shareholders should tender or refrain from tendering Shares pursuant to this offer, or to make any representation or give any information in connection with this Offer other than that which is contained herein or in the accompanying Letter of Transmittal. If made or given, any such recommendation must not be relied upon as having been authorized by us, our Board or the Adviser.

2.	Purpose of the Offer; Plans or Proposals of the Company.

The purpose of the Offer is to provide our shareholders with the potential for a measure of liquidity since there is otherwise no market for our Common Stock.

The Offer is for cash at a price per share equal to the Purchase Price. You will not receive interest on the Purchase Price under any circumstances.

We will conduct this repurchase offer to allow shareholders to tender their Shares at a Purchase Price equal to the per share price of the Common Stock on the Closing Date, which is expected to occur on or about February 2, 2026. This Offer is being made at the discretion of the Board and subject to applicable law, including Section 23(c) of the 1940 Act and Rule 13e-4 under the Exchange Act. The Board has complete discretion to determine whether we will engage in any share repurchase and, if so the terms of such repurchase. At the discretion of the Board, we may use cash on hand, cash available from borrowings, and cash from liquidation of securities investments as of the end of the applicable period to repurchase Shares.

Except as previously disclosed by us, or as may occur in the ordinary course of business, we do not have any present plans or proposals and are not engaged in any negotiations that relate to or would result in: (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (b) other than in connection with transactions in the ordinary course of the Company’s operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (c) any material change in the Company’s present dividend rate or policy, or indebtedness or capitalization of the Company; (d) any change in the composition of the Board or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of members of the Board, to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer; (e) any other material change in the Company’s corporate structure or business, including any plans or proposals to make any changes in the Company’s investment policy for which a vote would be required by Section 13 of the 1940 Act; (f) any class of the Company’s equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a registered national securities association; (g) any class of the Company’s equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (h) the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act; (i) other than in connection with transactions in the ordinary course of the Company’s operations, any changes in the Company’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

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3.	Certain Conditions of the Offer.

Shares held of record as of January 28, 2026 are eligible to be repurchased pursuant to the Offer. If the amount of repurchase requests exceeds the number of Shares we seek to repurchase, we may, in our sole discretion, either accept the additional duly tendered Shares permitted to be accepted pursuant to Rule 13e-4(f)(1)(ii) under the Exchange Act, or repurchase Shares on a pro rata basis in accordance with the Shares tendered by each shareholder (and not timely withdrawn).

If you purchased your shares before January 29, 2025, your shares are eligible to be repurchased pursuant to the Offer. If you purchased your shares on or after January 29, 2025, your shares are ineligible to be repurchased pursuant to the Offer because they are subject to the one-year lock-up period pursuant to the subscription agreement that you entered when you purchased your shares.

Notwithstanding any other provision of the Offer, we will not be required to purchase any Shares tendered pursuant to the Offer if such repurchase will cause us to be in violation of the securities, commodities or other laws of the United States or any other relevant jurisdiction. Further, we will not be required to purchase any Shares tendered in the Offer if there is any (i) material legal action or proceeding instituted or threatened which challenges, in the Board’s judgment, the Offer, or otherwise materially adversely affects the Company or the value of our Common Stock, (ii) declaration of a banking moratorium by Federal, state or foreign authorities or any suspension of payment by banks in the United States, New York State or in a foreign country that is material to the Company, (iii) limitation that affects the Company or the issuers of its portfolio securities imposed by Federal, state or foreign authorities on the extension of credit by lending institutions or on the exchange of foreign currencies, (iv) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any foreign country that is material to the Company, or (v) other event or condition which, in the Board’s judgment, would have a material adverse effect on the Company or its shareholders if Shares tendered pursuant to the Offer were purchased.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and any such condition may be waived by us, in whole or in part, at any time and from time to time in our reasonable judgment. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time; provided that any such waiver shall apply to all tenders of Shares. Any determination by us concerning the events described in this Section 3 shall be final and binding, subject to the rights of tendering shareholders to challenge our determination in a court of competent jurisdiction.

We reserve the right, at any time during the pendency of the Offer, to amend, extend or terminate the Offer in any respect. See Section 14 below.

4.    Procedures for Tendering Shares.

Participation in the Offer is voluntary. If you elect not to participate in the Offer, you do not need to take any action and your Common Stock will remain outstanding.

To participate in the Offer, you must complete and deliver the accompanying Letter of Transmittal to us as follows:

If using e-mail:	MCIP@ultimusfundsolutions.com
If using overnight mail:	If using standard mail:

Monroe Capital Income Plus Corporation c/o Ultimus Fund Solutions 225 Pictoria Dr, Suite 450 Cincinnati, OH 45252	Monroe Capital Income Plus Corporation c/o Ultimus Fund Solutions PO Box 46707 Cincinnati, OH 45252

Telephone:	Toll free 855-700-7970

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The Letter of Transmittal must be received by us via e-mail or at either of the addresses listed above before 11:59 P.M., Eastern Time, on February 27, 2026, when the Offer expires.

If you hold your Shares of the Company with a custodian and wish to participate in the Offer, you must complete and deliver the Letter of Transmittal, along with any custodian forms, directly to your custodian for their signature.

There may be additional internal processing times required by your custodian. Should we not receive your custodian’s instructions prior to the Expiration Date, your request will be deemed not in good order and you will not be considered for the Offer.

a.    Proper Tender of Shares and Method of Delivery. For Shares to be properly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal bearing original signature(s) and the originals of any required signature guarantee(s) for all Shares to be tendered and any other documents required by the Letter of Transmittal must be physically received by us via e-mail or at either of the address listed above before 11:59 P.M., Eastern Time, on the Expiration Date. These materials may be sent via e-mail, mail, courier, or personal delivery.

THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING SHAREHOLDER. IF DOCUMENTS ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURED, IS RECOMMENDED.

Shareholders have the responsibility to cause their Shares to be tendered, the Letter of Transmittal properly completed and bearing original signature(s), including any required signature guarantees, and any other documents required by the Letter of Transmittal, to be timely delivered. Timely delivery is a condition precedent to acceptance of Shares for purchase pursuant to the Offer and to payment of the Purchase Price.

b.    Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt), and acceptance of tenders will be determined by us, in our sole discretion, which determination shall be final and binding, subject to the rights of tendering shareholders to challenge our determination in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment, purchase, or pay for, any Shares if, in the opinion of our counsel, accepting, purchasing or paying for such Shares would be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or shareholder(s). Our interpretations, in consultation with our counsel, of the terms and conditions of the Offer shall be final and binding, subject to the rights of tendering shareholders to challenge our determination in a court of competent jurisdiction.

NEITHER THE COMPANY, NOR ITS BOARD, NOR THE ADVISER NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY TENDER, AND NONE OF THEM WILL INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

c.     United States Federal Income Tax Withholding.   To prevent the imposition of U.S. federal backup withholding tax at a rate of 24% on gross payments made pursuant to the Offer, prior to receiving such payments, each shareholder accepting the Offer who has not previously submitted to the Company a correct, completed, and signed Internal Revenue Service (“IRS”) Form W-9 (“Form W-9”) (for U.S. Shareholders, defined in Section 13 below) or IRS Form W-8BEN (“Form W-8BEN”), IRS Form W-8BEN-E (“Form W-8BEN-E”), IRS Form W-8IMY (“Form W-8IMY”), IRS Form W-8ECI (“Form W-8ECI”), IRS Form W-8EXP (“Form W-8EXP”), or other applicable form (for Non-U.S. Shareholders, defined in Section 13 below), or otherwise established an exemption from such withholding, must submit the appropriate form to the Company. See Section 13 below.

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5.    Withdrawal Rights.

At any time prior to 11:59 P.M., Eastern Time, on the Expiration Date, and, if the Shares have not by then been accepted for payment by us, at any time after March 27, 2026 (which is forty (40) business days after the commencement of the Offer), any shareholder may withdraw any amount of the Shares that the shareholder has tendered.

To be effective, a written notice of withdrawal of Shares tendered must be timely received by us via e-mail, mail, courier, or personal delivery at one of the addresses listed on page 10. Any notice of withdrawal must be substantially in the form attached hereto as Exhibit 99(a)(1)(C) and specify the name(s) of the person having tendered the Shares to be withdrawn and the number or amount of Shares, as applicable, to be withdrawn.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by us in our sole discretion, which determination shall be final and binding, subject to the rights of tendering shareholders to challenge our determination in a court of competent jurisdiction. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered by following the procedures described in Section 4 above prior to 11:59 P.M., Eastern Time, on the Expiration Date.

6.    Payment for Shares.

Our acceptance of your Shares will form a binding agreement between you and the Company on the terms and subject to the conditions of this Offer. You will not receive interest on the Purchase Price under any circumstances.

In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by us of: (a) a Letter of Transmittal properly completed and bearing original signature(s) and any required signature guarantee(s), and (b) any other documents required by the Letter of Transmittal. We may not be obligated to purchase Shares pursuant to the Offer under certain conditions. See Section 3 above.

Any tendering shareholder or other payee who has not previously submitted a correct, completed, and signed Form W-9, Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8ECI, Form W-8EXP, or other appropriate form, as necessary, and who fails to complete fully and sign either the Substitute Form W-9 in the Letter of Transmittal or other appropriate form (e.g., Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8ECI or Form W-8EXP) and provide such properly completed form to us may be subject to U.S. federal backup withholding tax imposed at a rate of 24% on the gross proceeds paid to such shareholder or other payee pursuant to the Offer. See Section 13 regarding this tax as well as possible withholding at the rate of 30% (or lower applicable treaty rate) on certain amounts payable to tendering Non-U.S. Shareholders.

7.    Source and Amount of Funds.

The total maximum cost to us for repurchasing Shares pursuant to the Offer would be approximately $141,475,208.07 assuming a Purchase Price of $9.87, excluding filing, printing, mailing, and processing fees. As discussed in Section 1, we are limiting the aggregate number of Shares to be repurchased to 14,333,861 Shares. This amount represents approximately 5.0% of the Company’s Common Stock outstanding as of December 31, 2025. The actual number of Shares that will be repurchased and our total cost of purchasing Shares pursuant to the Offer is not determinable at this time.

We will use cash on hand to fund the purchase of Shares validly tendered and not withdrawn in the Offer.

8.    Financial Statements.

Financial statements have not been included herein because the consideration offered to shareholders consists solely of cash; the Offer is not subject to any financing condition; and the Company is a public reporting company under Section 13(a) of the Exchange Act, and files its reports electronically on the EDGAR system.

Reports and other information about the Company are available on the EDGAR Database on the SEC’s Internet site (www.sec.gov), and copies of this information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov.

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9.    Interest of Directors, Executive Officers and Certain Related Persons; Transactions and Arrangements Concerning the Shares.

Shares Outstanding.    As of December 31, 2025, we had 286,677,222 shares of issued and outstanding Common Stock.

Interests of Directors and Executive Officers.  As of December 31, 2025, our directors and executive officers as a group (6 persons) beneficially owned an aggregate of 64,719 Common Stock, representing approximately 0.02% of the total number of outstanding Common Stock. None of our directors or executive officers intends to tender any of their Common Stock in the Offer.

The following tables set forth, based on a total of 286,677,222 shares of Common Stock issued and outstanding as of December 31, 2025, (1) the aggregate number of Common Stock that were beneficially owned (as determined under Rule 13d-3 promulgated under the Exchange Act) by each of our current directors and executive officers, and by all directors and executive officers as a group, as of December 31, 2025, and (2) the aggregate number and percentage of Common Stock that were beneficially owned (as determined under Rule 13d-3 promulgated under the Exchange Act) by each person who owns (to our knowledge and based on the most current Schedule 13Ds and 13Gs filed with the SEC for each such person) more than five percent (5%) of the outstanding Common Stock. For purposes of these tables, and in accordance with the rules promulgated by the SEC, Common Stock are considered “beneficially owned” if the person directly or indirectly has sole or shared power to vote or direct the voting of the securities or has sole or shared power to divest of or direct the divestment of the securities. A person is also considered to beneficially own Common Stock that he or she has the right to acquire within sixty (60) days after January 28, 2026, in accordance with Rule 13d-3 promulgated under the Exchange Act. Except as indicated, each holder has sole voting and dispositive power over the listed Common Stock.

Summary of Ownership by Executive Officers and Directors:

Name of Beneficial Owner	Number of Common Stock Beneficially Owned(1)	Percentage of Class Outstanding (as of December 31, 2025)
Interested Directors:
Theodore L. Koenig	54,340(2)	*
Independent Directors:
Thomas J. Allison	0	n/a
Russel Miron	0	n/a
Roger Schoenfeld	10,379	*
Executive Officers who are not Directors:
Lewis W. Solimene, Jr.	0	n/a
Ronald A. Holinsky	0	n/a
All Directors and Executive Officers as a Group (6 Persons)	64,719	*

* Less than 1%

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(2)	1,715 of these shares are held by Monroe Capital Investment Holdings, L.P. (“MCIH”). Theodore Koenig has voting and dispositive power over these shares due to his ownership interests in MCIH. Mr. Koenig disclaims beneficial ownership over the shares held by MCIH. 30,625 of these shares are held by Monroe Management Holdco, LLC (“MC Holdco”). Mr. Koenig has voting and dispositive power over these shares due to his ownership interests in MC Holdco. Mr. Koenig disclaims beneficial ownership over the shares held by MC Holdco.

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During the sixty (60) days prior to January 29, 2026, the Company held two closings of its private offering. On December 1, 2025, the Company issued an aggregate of 6,059,562 shares of its Common Stock at a price per share of $9.98 for an aggregate offering price of $60,474,429. On January 2, 2026, the Company issued an aggregate of 4,690,159 shares of its Common Stock at a price per share of $9.87 for an aggregate offering price of $46,291,871. The Company’s issuance and sale of the shares of Common Stock are exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) under Section 4(a)(2) and Regulation D, as well as under Regulation S under the Securities Act.

Based upon our records and information provided to us, during the sixty (60) days prior to January 29, 2026, the Company issued to directors an aggregate of approximately 156.28 shares of Common Stock pursuant to its dividend reinvestment plan.

Aside from the foregoing, there have not been any other transactions in Common Stock that as of January 29, 2026, were effected during such period by any of our directors or executive officers, any person controlling the Company, any director or executive officer of any corporation or other person ultimately in control of the Company, any associate or minority-owned subsidiary of the Company or any executive officer or director of any subsidiary of the Company. Except as set forth in this Offer, neither we nor, to the best of our knowledge, any of the above mentioned persons, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations). Based upon information provided or available to us, none of our directors or executive officers intends to tender Common Stock pursuant to the Offer. The Offer does not, however, restrict the purchase of Shares pursuant to the Offer from any such person.

10.    Certain Effects of the Offer.

The purchase of Shares pursuant to the Offer may have the effect of increasing the proportionate interest in the Company of shareholders who do not tender Shares. If we purchase Shares pursuant to the Offer, all shareholders remaining after the Offer will be subject to any increased risks associated with the reduction in the number of outstanding shares of our Common Stock and the reduction in the Company’s assets resulting from payment for the tendered Shares. See Section 7 above. All Shares purchased by the Company pursuant to the Offer will be retired and thereafter will be authorized and unissued shares. Rule 13e-4 promulgated under the Exchange Act prohibits us and our affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten (10) business days following the Expiration Date.

Accounting Treatment.    The purchase of Shares pursuant to the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate Purchase Price of the Shares we purchase and a corresponding increase in liabilities and/or reduction in total cash and cash equivalents depending on the source of funding.

11.    Certain Information about the Company.

We are an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the 1940 Act. We have elected to be treated for U.S. federal income tax purposes, and intend to qualify annually, as a RIC under Subchapter M of the Code. We are managed by the Adviser, a Delaware limited liability company that is registered as an investment adviser with the SEC. The Adviser oversees the management of our activities and is responsible for making investment decisions for our portfolio.

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Our investment objective is to provide shareholders with attractive risk-adjusted returns with the downside protection associated with investing in asset-based and secured corporate private credit opportunities in a manner that is decoupled from public markets’ volatility. We seek to provide attractive risk-adjusted returns and downside protection by investing primarily in secured private credit transactions and assets, targeting investments that have significant downside protection through a focus on asset coverage. We invest primarily in: (i) senior secured and junior secured and unsecured loans, notes, bonds, preferred equity (including preferred partnership equity), convertible debt and other securities; (ii) unitranche secured loans (a combination of senior secured and junior secured debt in the same facility in which we syndicate a “first out” portion of the loan to an investor and retain a “last out” portion of the loan) and securities; (iii) asset-based loans and securities; (iv) small business loans and leases; (v) structured debt and structured equity; (vi) syndicated loans; (vii) securitized debt and subordinated notes of collateralized loan obligations (“CLO”) facilities, asset-backed securities and other securitized products and warehouse loan facilities (“Securitized Products”); (viii) opportunities to acquire illiquid investments from other third-party funds as a result of liquidity constraints resulting from investor redemptions and market dislocations; and (ix) capital investments in the secondary markets.

Our principal office is located at 155 North Wacker Drive, Floor 35, Chicago, IL 60606.

12.    Additional Information.

Information concerning our business, including our background, strategy, business, investment portfolio, competition, and personnel, as well as our financial information, is included in:

•	our Registration Statement on Form 10 filed with the SEC on July 30, 2018, and as amended and supplemented thereafter;
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on February 28, 2025;
•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025; as filed with the SEC on May 9, 2025, August 8, 2025 and November 7, 2025;
•	our Current Reports on Form 8-K (excluding any information furnished therein), as filed with the SEC on January 10, 2025; February 25, 2025; February 27, 2025; March 13, 2025; March 24, 2025; March 31, 2025, May 21, 2025, June 9, 2025, June 24, 2025, July 3, 2025, July 16, 2025, August 8, 2025, August 12, 2025, September 22, 2025, September 25, 2025; October 20, 2025; December 1, 2025; December 22, 2025; December 29, 2025; January 14, 2026; and January 22, 2026.
•	our Annual Proxy Statement, as filed with the SEC on April 18, 2025; and
•	our Issuer Tender Offer Statement on Schedule TO, as filed with the SEC on January 29, 2026.

Each of the foregoing documents is incorporated by reference herein. We also hereby incorporate by reference additional documents that we may file with the SEC between the date of this Offer and the Expiration Date of this Offer. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC, which are available on the SEC’s website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov.

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of Shares as contemplated pursuant to the Offer, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority, agency or body, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action or notice filings be required, we presently contemplate that we will seek that approval or other action and make or cause to be made such notice filings. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See Section 3.

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13.    Certain United States Federal Income Tax Consequences.

The following is a summary of the material U.S. federal income tax consequences of the Offer to U.S. Shareholders and Non-U.S. Shareholder (each as defined below), in each case, whose Shares are tendered and accepted for payment pursuant to the Offer. This summary is based upon the Code, U.S. Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described in this Offer (possibly on a retroactive basis). This summary assumes that Shares held by shareholders as capital assets within the meaning of section 1221 of the Code (generally, property held for investment). It does not address all of the tax consequences that may be relevant to particular shareholders in light of their particular circumstances, or to shareholders subject to special rules, including, without limitation, pass-through entities (including arrangements and entities treated as partnerships, “grantor trusts” and S corporations for U.S. federal income tax purposes) and investors in such entities, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, U.S. expatriates, mutual funds, real estate investment trusts, BDCs, cooperatives, trusts and estates, persons who mark-to-market our Shares, tax-exempt organizations, persons who are subject to the alternative minimum tax, persons who hold Shares as a position in a “straddle” or as part of a “hedging” or “conversion” transaction or other integrated investment, shareholders that have a functional currency other than the U.S. dollar, or persons who acquired their Shares upon the exercise of stock options or otherwise as compensation. This summary also does not address any state, local, non-U.S. or other tax consequences of participating in the Offer. See Section 4.c. “Procedures for Tendering Shares—United States Federal Income Tax Withholding” above. This summary is included for general information only. Each Shareholder is urged to consult such Shareholder’s own tax advisor to determine the particular tax consequences to him or her of the Offer, including the applicability and effect of state, local and foreign tax laws.

For purposes of this discussion, a “U.S. Shareholder” is a beneficial holder of Shares that, for U.S. federal income tax purposes, is (1) a citizen or individual resident of the United States, (2) a corporation, or other entity treated as a corporation, that is created or organized in or under the laws of the United States or any State or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (x) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of section 7701(a)(30) of the Code, have authority to control all of its substantial decisions, or (y) it has a valid election in place to be treated as a U.S. person.

A “Non-U.S. Shareholder” is a beneficial holder of Shares that is neither a U.S. Shareholder nor a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes). If a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes holds the Shares, the tax treatment of the partnership and each partner generally will depend on the activities of the partnership and the activities of the partner. Partnerships and partners in such partnerships, should consult their own tax advisors.

a.    U.S. Shareholders.    The sale of Shares pursuant to the Offer generally will be a taxable transaction for U.S. federal income tax purposes, either as a “sale or exchange,” or under certain circumstances, as a “dividend.” Under Section 302(b) of the Code, a sale of Shares pursuant to the Offer generally will be treated as a “sale or exchange” if the receipt of cash: (a) results in a “complete termination” of the shareholder’s interest in the Company, (b) is “substantially disproportionate” with respect to the shareholder or (c) is “not essentially equivalent to a dividend” with respect to the shareholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the shareholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. Although it generally is anticipated that most shareholders who tender shares would satisfy one of these three tests for “sale or exchange” treatment, shareholders should consult their own tax advisors to determine if any of these tests would be satisfied in light of their own unique circumstances. If any of these three tests for “sale or exchange” treatment is met, a shareholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the adjusted tax basis of the Shares sold. The gain or loss will be a capital gain or loss. In general, capital gain or loss with respect to Shares sold will be long-term capital gain or loss if the holding period for such Shares is more than one year. The maximum long-term capital gains rate applicable to individual shareholders is generally 20%. Specific limitations may apply to the deductibility of capital losses by a U.S. Shareholder. Under the “wash sale” rules of the Code, recognition of a loss on Shares sold pursuant to the Offer ordinarily will be disallowed to the extent a shareholder acquires substantially identical Shares within 30 days before or after the date the Shares are purchased by the Company pursuant to the Offer. In that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss. Additionally, any loss realized upon a taxable disposition of Shares held for six months or less will be treated as a long-term capital loss to the extent of any capital gains dividends received by the shareholder (or amounts credited to the shareholder as undistributed capital gains) with respect to such Shares.

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If none of the tests set forth in Section 302(b) of the Code are met, amounts received by a shareholder who sells Shares pursuant to the Offer will be taxable to the shareholder as a “dividend” to the extent of such shareholder’s allocable share of the Company’s current or accumulated earnings and profits. The excess of such amounts received over the portion that is taxable as a dividend will constitute a non-taxable return of capital (to the extent of the shareholder’s adjusted tax basis in the Shares sold pursuant to the Offer). Any amounts received in excess of the shareholder’s adjusted tax basis in such case will be treated as taxable gain. If the amounts received by a tendering Shareholder are treated as a “dividend,” the adjusted tax basis in the Shares tendered to the Company will be transferred to any remaining Shares held by such shareholder.

In addition, if a tender of Shares is treated as a “dividend” to a tendering shareholder, the IRS may take the position that a constructive distribution under Section 305(c) of the Code may result to a shareholder whose proportionate interest in the earnings and assets of the Company has been increased by such tender. Shareholders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the sale of Shares pursuant to the Offer.

Individuals with modified adjusted gross incomes in excess of $200,000 ($250,000 in the case of married individuals filing jointly) and certain estates and trusts are subject to an additional 3.8% tax on their “net investment income,” which generally includes net income from interest, dividends, annuities, royalties, and rents, and net capital gains (other than certain amounts earned from trades or businesses).

The Company may be required to impose backup withholding at a rate of 24% on the gross proceeds paid to a U.S. Shareholder or other payee pursuant to the Offer unless either: (a) the U.S. Shareholder has completed and submitted to the Company a Form W-9 (or Substitute Form W-9), providing the U.S. Shareholder’s taxpayer identification number, and certifying under penalties of perjury that: (1) such number is correct; (2) either (i) the U.S. Shareholder is exempt from backup withholding, (ii) the U.S. Shareholder has not been notified by the IRS that the U.S. Shareholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (iii) the IRS has notified the U.S. Shareholder that the U.S. Shareholder is no longer subject to backup withholding; or (b) an exception applies under applicable law. A Substitute Form W-9 is included as part of the Letter of Transmittal for U.S. Shareholders.

b.    Non-U.S. Shareholders.    The U.S. federal income taxation of a Non-U.S. Shareholder on a sale of Shares pursuant to the Offer depends on whether this transaction is “effectively connected” with a trade or business carried on in the U.S. by the Non-U.S. Shareholder (and if an income tax treaty applies, on whether the transaction is attributable to a U.S. permanent establishment maintained by the Non-U.S. Shareholder) as well as the tax characterization of the transaction as either a sale of the Shares or a dividend distribution by the Company, as discussed above for U.S. Shareholders. If the sale of Shares pursuant to the Offer is not so effectively connected (or, if an income tax treaty applies, the Non-U.S. Shareholder does not maintain a U.S. permanent establishment) and if, as anticipated for U.S. Shareholders, it gives rise to gain or loss rather than dividend treatment, any gain realized by a Non-U.S. Shareholder upon the tender of Shares pursuant to the Offer generally will not be subject to U.S. federal income tax or to any U.S. tax withholding; provided, however, that such a gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under an income tax treaty) if the Non-U.S. Shareholder is a non-resident alien individual who is physically present in the United States for 183 days or more days during the taxable year of the sale and certain other conditions exist. If, however, Non-U.S. Shareholders are deemed, for the reasons described above in respect of U.S. Shareholders, to receive a dividend distribution from the Company with respect to Shares they tender, the portion of the distribution treated as a dividend to the Non-U.S. Shareholder would be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Shareholder (or, if an income tax treaty applies, the Non-U.S. Shareholder does not maintain a U.S. permanent establishment). The amount of the dividend subject to withholding tax generally would not include any portion of such dividend properly reported as a capital gain dividend and any portion of such dividend properly reported as an interest-related dividend or short-term capital gain dividend.

If the amount realized on the tender of Shares by a Non-U.S. Shareholder is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Shareholder (and, if an income tax treaty applies, the Non-U.S. Shareholder maintains a U.S. permanent establishment), regardless of whether the tender is characterized as a sale or as giving rise to a dividend distribution from the Company for U.S. federal income tax purposes, the transaction will be treated and taxed in the same manner discussed above as if the Shares involved were tendered by a U.S. Shareholder.

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Any dividends received by a corporate Non-U.S. Shareholder that are effectively connected with a U.S. trade or business in which the corporate shareholder is engaged (and if an income tax treaty applies, are attributable to a permanent establishment maintained by the corporate Non-U.S. Shareholder) also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

Non-U.S. Shareholders should provide the Company with a properly completed Form W-8BEN, Form W-8BEN-E Form W-8IMY, Form W-8ECI, Form W-8EXP or other applicable form in order to avoid backup withholding imposed at a rate of 24% on the cash they receive from the Company regardless of how they are taxed with respect to their tender of the Shares involved.

Legislation commonly referred to as the “Foreign Account Tax Compliance Act,” or “FATCA,” generally imposes a 30% withholding tax on payments of certain types of income to foreign financial institutions (“FFIs”) unless such FFIs either (i) enter into an agreement with the U.S. Treasury to report certain required information with respect to accounts held by certain specified U.S. persons (or held by foreign entities that have certain specified U.S. persons as substantial owners) or (ii) reside in a jurisdiction that has entered into an intergovernmental agreement (“IGA”) with the United States to provide such information and are in compliance with the terms of such IGA and any implementing legislation or regulation. The types of income subject to the tax include U.S. source interest and dividends. While the Code would also require withholding on payments of the gross proceeds from the sale of any property that could produce U.S. source interest or dividends, the U.S. Treasury Department has indicated its intent to eliminate this requirement in proposed regulations, which state that taxpayers may rely on the proposed regulations until final regulations are issued. The information required to be reported generally includes the identity and taxpayer identification number of each account holder that is a specified U.S. person and certain balance and financial information associated with the holder's account. In addition, subject to certain exceptions, this legislation also imposes a 30% withholding on certain payments to certain foreign entities that are not financial institutions unless the foreign entity certifies that it does not have a greater than 10% owner that is a specified U.S. person or provides the withholding agent with identifying information on each greater than 10% owner that is a specified person. Depending on the status of the Non-U.S. Shareholder and the status of the intermediaries through which they hold their shares, if a Non-U.S. Shareholder is deemed to receive a dividend, such Non-U.S. Shareholder could be subject to this 30% withholding tax with respect to distributions on their shares. Under certain circumstances, a Non-U.S. Shareholder might be eligible for refunds or credits of such taxes.

14.    Amendments; Extension of Tender Period; Termination.

We reserve the right, at any time during the pendency of the Offer, to amend, supplement, extend or terminate the Offer in any respect. Without limiting the manner in which we may choose to make a public announcement of such an amendment, supplement, extension or termination, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, except as provided by applicable law (including Rules 14e-1(d) and 13e-4(e)(3) promulgated under the Exchange Act).

We may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than 9:00 A.M., Eastern Time, on the next business day after the Offer would have expired. Except to the extent required by applicable law (including Rule 13e-4(f)(1) promulgated under the Exchange Act), we will have no obligation to extend the Offer.

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15.    Forward Looking Statements; Miscellaneous.

This Offer contains forward-looking statements that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about Monroe Capital Income Plus Corporation (the “Company,” “we” or “our”), our current and prospective portfolio investments, our industry, our beliefs and opinions, and our assumptions. Words such as “anticipates,” “believes,” “expects,” “intends,” “seeks,” “plans,” “estimates,” “targets” and similar expressions to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

•	our future operating results;
•	our business prospects and the prospects of our portfolio companies;
•	the dependence of our future success on the general economy and its impact on the industries in which we invest;
•	the impact of the ongoing military conflict in the Middle East and Europe and general uncertainty surrounding the financial and political stability of the United States, the United Kingdom, the European Union and China;
•	the impact of a protracted decline in the liquidity of credit markets on our business;
•	the impact of the decommissioning of London Interbank Offered Rate (“LIBOR”) on our operating results;
•	the impact of increased competition;
•	the impact of higher interest rates and inflation rates and the risk of recession on our business prospects and the prospects of our portfolio companies;
•	our contractual arrangements and relationships with third parties;
•	the valuation of our investments in portfolio companies, particularly those having no liquid trading market;
•	actual and potential conflicts of interest with the Adviser, Monroe Capital Management Advisors, LLC, our administrator, and other affiliates of Monroe Capital LLC;
•	the ability of our portfolio companies to achieve their objectives;
•	the use of borrowed money to finance a portion of our investments;
•	the adequacy of our financing sources and working capital;
•	the timing of cash flows, if any, from the operations of our portfolio companies;
•	the ability of the Adviser to locate suitable investments for us and to monitor and administer our investments;
•	the ability of the Adviser or its affiliates to attract and retain highly talented professionals;
•	our ability to qualify and maintain our qualification as a regulated investment company and as a business development company;
•	the impact of future legislation and regulation on our business and our portfolio companies; and
•	other risks, uncertainties and other factors previously identified in the reports and other documents Monroe Capital Income Plus Corporation has filed with the SEC.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this Offer should not be regarded as a representation by us that our plans and objectives will be achieved. These forward-looking statements apply only as of the date of this Offer. Moreover, we assume no duty and do not undertake to update the forward-looking statements. Because we are an investment company, the forward-looking statements and projections contained in this Offer are excluded from the safe harbor protection provided by Section 21E of the Exchange Act.

The Offer is not being made to, nor will we accept tenders from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction. We are not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. We, however, reserve the right to exclude shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as we make a good-faith effort to comply with any state law deemed applicable to the Offer, we believe that the exclusion of holders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.

January 29, 2026	MONROE CAPITAL INCOME PLUS CORPORATION

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